Contact:	David Taylor Chief Financial Officer (336) 335-7668 Bob Bannon Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS FIRST QUARTER 2010 RESULTS

GREENSBORO, NC, April 26, 2010—Lorillard, Inc. (NYSE:LO) today reported results for the quarter ended March 31, 2010.

Highlights

•
Net sales were $1.360 billion for the first quarter of 2010, compared to $917 million for the first quarter of 2009.  2010 results included a significant increase in federal excise taxes.  Net sales excluding excise taxes were $923 million for the first quarter of 2010 compared to $767 million for the first quarter of 2009, an increase of 20.3%.

•	Operating income was $382 million compared to $294 million for the first quarter of 2009, an increase of 29.9%.

•	Earnings per diluted share increased 37.6% to $1.50 as compared to $1.09 for the first quarter of 2009.

•	Lorillard’s first quarter domestic wholesale shipments increased 12.7% compared to the same period in 2009 versus a 2.4% decline in total domestic wholesale industry shipments.

•	Lorillard’s domestic retail market share increased by 1.17 share points over the year ago period to 12.61%.

•	Newport domestic retail market share increased by 0.75 share points over the year ago period to 10.90%.

•	The Company repurchased approximately 2.6 million shares.

•	The Company paid a cash dividend of $1.00 per share.

•	The Company entered into a $185 million revolving credit agreement on March 26, 2010.

•	In April 2009, the Company completed a $1 billion debt offering including $750 million of Senior Notes due 2020 and $250 million of Senior Notes due 2040.

"We are delighted to report a solid first quarter in which revenue, excluding excise tax, increased by 20%, operating income increased by 30%, and Lorillard’s market share grew,” stated Martin Orlowsky, Chairman, President and Chief Executive Officer.  “We have achieved these results despite challenging market conditions, which is testament to our strong brands and continual focus on optimizing profitability and execution.  However, we would caution that, because of the significant disruptions our industry sustained last year combined with the effects of increases this year in wholesale inventories at certain of our customers, making comparisons to 2009 on a quarterly basis, particularly the first and second quarters, may lead to inappropriate conclusions and expectations about unit volume trends.  Longer term trends will be better judged by comparing the first half of 2010 to the first half of 2009. We are encouraged that the underlying fundamentals of our business remain strong, but we would not expect the same sequential improvement over last year in our second fiscal quarter.  We continue to remain focused on our long term strategic objective of balancing Newport’s market share performance and profitability and creating shareholder value.”

First Quarter 2010 Results

Net sales were $1.360 billion in the first quarter of 2010, compared to $917 million in the first quarter of 2009, an increase of $443 million.  $287 million of that increase was the result of the April 1, 2009 increase in federal excise taxes on cigarettes.  Net sales excluding excise taxes in the first quarter of 2010 increased $156 million, or 20.3% from the first quarter of 2009 as the result of higher average prices, higher net unit sales volume and lower sales promotion costs accounted for as a reduction of sales.  Gross profit was $478 million in the first quarter of 2010, or 51.8% of net sales excluding excise taxes compared to $383 million, or 49.9% of net sales excluding excise taxes in the first quarter of 2009.  The increase in gross profit reflects the increase in net sales partially offset by higher manufacturing costs, higher costs related to the State Settlement Agreements and the Federal Assessment for Tobacco Growers and the assessment of Food and Drug Administration fees.

Total Lorillard wholesale shipment volume for the first quarter of 2010 of 8.863 billion units increased 12.1% compared to the first quarter of 2009.  Total domestic industry wholesale shipments decreased an estimated 2.4% for the first quarter of 2010 compared to the first quarter of 2009.  Lorillard’s domestic wholesale shipments increased 12.7% for the same period.  This increase in domestic wholesale shipments in the first quarter of 2010 reflects the unusually low unit volume in 2009 resulting from tax-driven trade purchasing patterns in anticipation of the increase in the federal excise tax on cigarettes on April 1, 2009.  In addition to this effect, increases in wholesale inventory levels during the first quarter of 2010 contributed to this increase in unit volume as compared to last year.  Newport’s domestic wholesale shipments increased 9.8%, while Maverick’s domestic wholesale shipments increased 48.7% in the first quarter of 2010 compared to the first quarter of 2009.  See attached table for details of Lorillard’s wholesale shipments.

Based on Lorillard’s proprietary retail shipment data, Newport continued to increase its domestic retail market share during the first quarter of 2010 by 0.75 share points to 10.90% from 10.15% in the first quarter of 2009.  See attached table for selected retail share data.

Selling, general and administrative costs increased $7 million, or 7.9% in the first quarter of 2010 to $96 million compared to the first quarter of 2009. The increase in the first quarter of 2010 is primarily due to a $5 million increase in compensation expenses, a $1 million increase in health care costs and a $1 million increase in legal expenses due to the continuing defense costs associated with the Engle progeny cases.

Interest expense increased $10 million in the first quarter of 2010 compared to the first quarter of 2009 and the increase reflects interest on the Senior Notes issued in the second quarter of 2009, net of the effect of interest rate swap agreements.

Lorillard’s effective income tax rate was 37.8% in the first quarter of 2010 compared to 37.7% in the first quarter of 2009.   The increase is primarily due to the $2 million impact of the repeal of future tax deductions for Medicare Part D subsidies for retiree drug benefits pursuant to the health care reform legislation enacted during the first quarter of 2010, partially offset by a statutory increase in the manufacturer’s deduction.

Net income in the first quarter of 2010 was $232 million, or $1.50 per share (basic and diluted), compared to $184 million, or $1.09 per share (basic and diluted) in the first quarter of 2009.  These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in the first quarter of 2010 than in the first quarter of 2009 resulting from the share repurchase programs authorized in May 2009, July 2009 and February 2010.  The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.12.

See following table for additional information regarding the impact of excise taxes on reported results:

	Three Months Ended March 31,
	2010	2009

Net sales	$1,360	$917
Less excise taxes	(437)	(150)
Net sales excluding excise taxes	923	767

Cost of sales	882	534
Less excise taxes	(437)	(150)
Cost of sales excluding excise taxes	445	384

Gross profit	478	383
Percentage of net sales excluding excise taxes	51.8%	49.9%

Selling, general and administrative	96	89

Operating income	$382	$294
Percentage of net sales excluding excise taxes	41.4%	38.3%

Additional News

As of January 19, 2010, the Company completed its $750 million share repurchase program that was announced on July 27, 2009, after repurchasing an additional 1.1 million shares in January 2010 at an average purchase price of $78.36 per share.

On February 12, 2010, Lorillard, Inc. announced a quarterly dividend on its common stock, in the amount of $1.00, payable on March 11, 2010 to stockholders of record as of March 1, 2010.

On February 25, 2010, Lorillard, Inc. announced that its Board of Directors approved a share repurchase program, authorizing the Company to repurchase in the aggregate up to $250 million of its outstanding common stock.  As of March 31, 2010, approximately 1.5 million shares were repurchased at an average price of $75.60 and the maximum dollar value of shares that could yet be purchased through the repurchase program was $136 million.

On March 26, 2010, the Company’s main operating subsidiary, Lorillard Tobacco Company, as borrower, and Lorillard, Inc., as guarantor, entered into a $185 million revolving credit agreement that matures March 26, 2013.

On April 7, 2010, Lorillard, Inc. announced an underwritten public offering of an aggregate principal amount of $750 million 6.875% Senior Notes due 2020 and $250 million 8.125% Senior Notes due 2040 through its main operating subsidiary, Lorillard Tobacco Company, and guaranteed by Lorillard, Inc.  The offering closed on April 12, 2010.  The net proceeds from the offering will be used for general corporate purposes, which may include, among other things, the repurchase, redemption or retirement of securities including its common stock, acquisitions, additions to working capital and capital expenditures.

In April 2010, the Company paid $829 million under the State Settlement Agreements, primarily based on 2009 volume.  Additionally, the Company deposited $92 million in an interest-bearing escrow account in accordance with procedures established in the MSA pending resolution of a claim by the Company and the other Original Participating Manufacturers that they are entitled to reduce their MSA payments based on a loss of market share to non-participating manufacturers.

Conference Call

A conference call to discuss the first quarter 2010 results of Lorillard, Inc. has been scheduled for 10:00 a.m. EDT on Monday, April 26, 2010. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com).  Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (866) 383-7989 (domestic)  or (617) 597-5328  (international).  The passcode for this event is: 41560672.

An online replay will be available at the Company’s website following the call. If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode: 38903437.  The conference call will be available for replay in its entirety through May 3, 2010.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States.  Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has five additional brand families marketed under the Kent, True, Maverick, Old Gold and Max brand names. These six brands include 41 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Statements of Income

	Three Months Ended March 31,
	2010	2009

(Amounts in millions, except per share data)	(Unaudited)

Net sales (a)	$1,360	$917
Cost of sales (a) (b) (c)	882	534

Gross profit	478	383
Selling, general and administrative	96	89

Operating income	382	294
Investment income	1	1
Interest expense	(10)	-

Income before income taxes	373	295
Income taxes	141	111

Net income	$232	$184

Earnings per share:
Basic	$1.50	$1.09
Diluted	$1.50	$1.09

Weighted average number of shares outstanding:
Basic	154.55	168.07
Diluted	154.72	168.18

Supplemental information:

(a) Includes excise taxes.	$437	$150

(b)	Includes charges to accrue obligations
	under the State Settlement Agreements.	276	247

(c)	Includes charges to accrue obligations under the
	Federal Assessment for Tobacco Growers.	27	20

 Lorillard, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets

	March 31, 2010	December 31, 2009
(In millions)	(Unaudited)
Assets:
Cash and cash equivalents	$1,659	$1,384
Accounts receivable, less allowances of $3 and $3	19	9
Other receivables	38	41
Inventories	321	281
Deferred income taxes	467	466

Total current assets	2,504	2,181

Plant and equipment	238	237
Prepaid pension assets	61	60
Deferred income taxes	47	48
Other assets	52	49

Total assets	$2,902	$2,575

Liabilities and Shareholders’ Equity (Deficit):
Accounts and drafts payable	$79	$23
Accrued liabilities	311	318
Settlement costs	1,258	982
Income taxes	138	14

Total current liabilities	1,786	1,337

Long-term debt	735	722
Postretirement pension, medical and life insurance benefits	294	300
Other liabilities	124	129

Total liabilities	2,939	2,488

Commitments and Contingent Liabilities

Shareholders’ Equity (Deficit):
Preferred stock, $0.01 par value, authorized 10 million shares	-	-
Common stock:
Authorized – 600 million shares; par value—$0.01 per share
Issued – 174 million and 174 million shares
Outstanding – 153 million and 156 million shares	2	2
Additional paid-in capital	233	234
Earnings retained in the business	1,359	1,282
Accumulated other comprehensive loss	(117)	(121)
Treasury stock at cost, 21 million and 18 million shares	(1,514)	(1,310)

Total shareholders’ equity (deficit)	(37)	87

Total liabilities and shareholders’ equity	$2,902	$2,575

Lorillard, Inc. and Subsidiaries
Wholesale Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended March 31,
(All units in thousands)	2010	2009	% Chg

Full Price Brands

Total Newport	7,509,905	6,841,419	9.8
Total Kent Family	63,648	68,316	-6.8
Total True	62,999	65,652	-4.0
Total Max	4,062	4,296	-5.4

Total Full Price Brands	7,640,614	6,979,683	9.5

Price/Value Brands

Total Old Gold	105,570	102,444	3.1
Total Maverick	956,478	643,164	48.7

Total Price/Value Brands	1,062,048	745,608	42.4

Total Domestic Cigarettes	8,702,662	7,725,291	12.7

Total Puerto Rico and U.S. Possessions	160,489	183,798	-12.7

Grand Total	8,863,151	7,909,089	12.1

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.

Lorillard, Inc. and Subsidiaries
Selected Domestic Retail Market Share Data (1)

	Three Months Ended March 31,
	2010	2009	Pt Chg

Lorillard	12.61	11.44	1.17

Newport	10.90	10.15	.75

Total Industry Menthol	29.90	28.80	1.10

Newport Share of Menthol Segment	36.45	35.24	1.21

(1) Unaudited information based on Lorillard’s Proprietary Retail Database